Onestop Assurance PAC
10 Anson Road
#13-09 International Plaza
Singapore 079903
Tel: 9644 9531
Email:audit@onestop-ca.com
Website: www.onestop-ca.com

To: Multi Ways Holdings Limited

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated August 26, 2022, except for Notes 1 and 11, as to which the date is January 27, 2023, and Notes 3 and 13, as to which the date is March 27, 2023, with respect to the consolidated balance sheets of Multi Ways Holdings Limited and Subsidiaries (collectively referred to as the "Company") as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2021 and the related notes, appearing in the Registration Statement on Form F-1 (No. 333-269641) of the Company. We also consent to the reference to us under the heading "Experts" in the Registration Statement on Form F-1 including amendments (No. 333-269641) incorporated by reference in this Registration Statement.

/s/ Onestop

OneStop Assurance PAC

Singapore

March 31, 2023